Exhibit 99.1

CASELLA WASTE SYSTEMS APPOINTS EDWIN D. JOHNSON CHIEF FINANCIAL OFFICER

RUTLAND, VERMONT (July 06, 2010) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling, and resource management company, announced today that Edwin D. Johnson, an experienced industry finance executive, has joined the company as senior vice president and chief financial officer.

“Ed has an outstanding record of accomplishment, spanning over thirty-one years as a finance leader and will be a strong addition to our team,” John W. Casella, chairman and chief executive officer, said.

“With Ed’s thirteen years of experience as a chief financial officer in the solid waste industry, he brings a wealth of knowledge and experience in all facets of industry financial management and capital markets,” Casella said.  “Beyond this expertise, he is also an excellent leader who has demonstrated strong integrity throughout his career.”

Ed Johnson will be responsible for leading all financial operations and functions within the company.  Johnson joined the company on July 06, 2010.

Johnson joined the company from Waste Services, Inc., where he served as executive vice president, chief financial officer and chief accounting officer.  In his three years with Waste Services, Johnson was deeply involved with improving pricing, refinancing debt, improving returns on capital, and selling and swapping assets.

Johnson received his MBA from Florida International University, his BS in Accounting and Administration from Washington & Lee University, and earned his CPA in Florida.

Johnson has held numerous financial roles throughout his career, including ten years prior experience in the waste industry as the chief financial officer of Attwoods plc.  Prior to joining Waste Services, Johnson was the chief financial officer of Expert Real Estate Services, Inc., a full service real estate brokerage company.

Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides solid waste management services consisting of collection, transfer, disposal, and recycling services primarily in the eastern United States.

For further information, contact John Casella, chief executive officer, at (802) 775-0325, or Ed Johnson, chief financial officer, at (802) 772-2241, or Ned Coletta, director of finance and investor relations at (802) 772-2239, or visit the Company’s website at http://www.casella.com.